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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No....)

                               Register.com, Inc.
 ................................................................................
                                (Name of Issuer)

                                  Common Stock
 ................................................................................
                         (Title of Class of Securities)

                                   75914G 10 1
 ................................................................................
                                 (CUSIP Number)

                                   May 3, 2000
 ................................................................................
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 75914G 10 1
--------------------------------------------------------------------------------
1) Names of Reporting Persons, I.R.S. Identification Nos. of Above Persons (entities only)

         Kenneth Greif, individually

--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [ ]
         (b)  [x]

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         United States of America

--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
         5)       Sole Voting Power

                  3,195,455
         -----------------------------------------------------------------------
         6)       Shared Voting Power

                  0
         -----------------------------------------------------------------------
         7)       Sole Dispositive Power

                  3,657,957
         -----------------------------------------------------------------------
         8)       Shared Dispositive Power

                  218,750
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         3,657,957
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [x]
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)

         11.52%
--------------------------------------------------------------------------------
         12)      Type of Reporting Person (See Instructions)
                  IN
--------------------------------------------------------------------------------


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CUSIP No. 75914G 10 1

1) Names of Reporting Persons, I.R.S. Identification Nos. of Above Persons (entities only)

         Kenneth Greif, Trustee, Greif I Trust
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
         5)       Sole Voting Power

                  1,570,401
         -----------------------------------------------------------------------
         6)       Shared Voting Power

                  0
         -----------------------------------------------------------------------
         7)       Sole Dispositive Power

                  1,570,401
         -----------------------------------------------------------------------
         8)       Shared Dispositive Power

                  0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,570,401
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [ ]
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)

         5.02%
--------------------------------------------------------------------------------
         12)      Type of Reporting Person (See Instructions)
                  00
--------------------------------------------------------------------------------


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Item 1(a)  Name of Issuer:
     Register.com, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
     575 Eighth Avenue, 11th Floor
     New York, NY 10018

Item 2(a) Name(s) of Person(s) Filing:
     This statement relates to the Issuer's common stock owned by (A)
Kenneth Greif, individually ("Greif") and (B) Kenneth Greif, Trustee, Greif I Trust (the "Trust").

Item 2(b) Address of Principal Business Office or, if none, Residence:
     Both persons filing this statement have an address at:
     1270 Avenue of the Americas
     Suite 1905
     New York, NY 10019

Item 2(c) Citizenship:
     [Both A and B]  United States of America

Item 2(d) Title of Class of Securities:
     Common Stock

Item 2(e) CUSIP Number:
     75914G 10 1

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker dealer registered under section 15 of the Act (15 U.S.C.
     78o);

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [ ] An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(G);

     (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

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     (h) [ ] A savings associations as defined in Section 3(b) of the Federal
     Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to ss. 240.13d-1(c), check this box
     [X].

Item 4. Ownership
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          Greif is the beneficial owner of 3,657,957 shares, excluding an aggregate of 218,750 shares of common stock underlying warrants held by Kenneth Greif on behalf of a group of business associates and family members.

          The Trust is the beneficial owner of 1,570,401 shares.

     (b) Percent of class:

          Greif -- 11.52%
          Trust -- 5.02%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

               Greif -- 3,195,455
               Trust -- 1,570,401

          (ii) Shared power to vote or to direct the vote

               0

          (iii) Sole power to dispose or to direct the disposition of

               Greif -- 3,657,957
               Trust -- 1,570,401
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          (iv) Shared power to dispose or to direct the disposition of

               0

Item 5. Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8. Identification and Classification of Members of the Group

         Greif is trustee and income beneficiary of the Trust.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

June 19, 2000
-------------------------------------
Date

/s/ Kenneth Greif
-------------------------------------
Signature

Kenneth Greif
-------------------------------------
Name

GREIF I TRUST

By: /s/ Kenneth Greif, Trustee
    ---------------------------------
         Signature

Kenneth Greif, Trustee
-------------------------------------
Name